SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

                           Filed by the Registrant [ ]

                 Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12


                               QUANEX CORPORATION
                (Name of Registrant as Specified in its Charter)


      _____________________________________________________________________
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1.    Title of each class of securities to which transaction applies:

      2.    Aggregate number of securities to which transaction applies:

      3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

      4.    Proposed maximum aggregate value of transaction:

      5.    Total fee paid:

[ ]   Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1.    Amount Previously Paid:
      2.    Form, Schedule or Registration Statement No.:
      3.    Filing Party:
      4.    Date Filed:

--------------------------------------------------------------------------------
Quanex Corporation                 [QUANEX LOGO]
1900 West Loop South
Suite 1500
Houston, Texas 77027
(713) 961-4600
--------------------------------------------------------------------------------

                                                                January 22, 1999

               Dear Fellow Shareholder:

                    You are cordially invited to attend the
               Company's Annual Meeting of Shareholders to be held at 5:00 p.m., C.S.T., on Wednesday, February 24, 1999, at the offices of Fulbright & Jaworski L.L.P., 1301 McKinney, 51st Floor, Houston, Texas.

                    This year you will be asked to vote in favor
               of two proposals. The proposals concern the election of three directors and the appointment of independent auditors for fiscal 1999. These matters are more fully explained in the attached proxy statement, which you are encouraged to read.

                    THE BOARD OF DIRECTORS RECOMMENDS THAT YOU
               APPROVE THESE PROPOSALS AND URGES THAT YOU RETURN
               YOUR SIGNED PROXY CARD AT YOUR EARLIEST
               CONVENIENCE, WHETHER OR NOT YOU PLAN TO ATTEND THE
               ANNUAL MEETING.

                    Thank you for your cooperation.

                                      Sincerely,
                                      /s/ ROBERT C. SNYDER
                                      Robert C. Snyder
                                      Chairman of the Board

                                 [QUANEX LOGO]

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD FEBRUARY 24, 1999

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Quanex Corporation, a Delaware corporation (the "Company"), will be held at the offices of Fulbright & Jaworski L.L.P., 1301 McKinney, 51st Floor, Houston, Texas, on February 24, 1999, at 5:00 p.m., C.S.T., for the following purposes:

        (1) To elect three directors to serve until the Annual Meeting of Shareholders in 2002;

        (2) To consider and act upon a proposal to ratify the appointment of Deloitte & Touche LLP as independent auditors for the fiscal year ending October 31, 1999; and

        (3) To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

     Information with respect to the above matters is set forth in the Proxy Statement that accompanies this Notice.

     The Board of Directors has fixed the close of business on January 14, 1999, as the record date for determining shareholders entitled to notice of and to vote at the meeting. A complete list of the shareholders entitled to vote at the meeting will be maintained at the Company's principal executive offices, will be open to the examination of any shareholder for any purpose germane to the meeting during ordinary business hours for a period of ten days prior to the meeting, and will be produced at the time and place of the meeting during the whole time thereof.

     PLEASE EXECUTE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY. YOUR DESIGNATION OF A PROXY IS REVOCABLE AND WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU FIND IT CONVENIENT TO ATTEND THE MEETING.

     The Company's Annual Report to Shareholders for the year ended October 31, 1998, accompanies this Notice.

                                          By order of the Board of Directors,
                                          /s/ MICHAEL W. CONLON
                                          MICHAEL W. CONLON, Secretary

Houston, Texas
January 22, 1999

                                 [QUANEX LOGO]

                                PROXY STATEMENT
                         ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD FEBRUARY 24, 1999

     This Proxy Statement and the accompanying form of proxy are to be first mailed on or about January 22, 1999, to all holders of record on January 14, 1999, (the "Record Date"), of the Common Stock, $.50 par value ("Common Stock"), of Quanex Corporation, a Delaware corporation (the "Company"), and are furnished in connection with the solicitation of proxies by the Board of Directors of the Company to be used at the Annual Meeting of Shareholders to be held at 5:00 p.m., C.S.T., on Wednesday, February 24, 1999, and at any adjournment or adjournments thereof. Shares of Common Stock represented by any unrevoked proxy in the enclosed form, if such proxy is properly executed and is received prior to the meeting, will be voted in accordance with the specifications made on such proxy. Proxies on which no specifications have been made will be voted for the election as directors of the nominees listed herein and in favor of proposal 2. Proxies are revocable by written notice to the Secretary of the Company at the address of the Company set forth below, or by delivery of a later dated proxy, at any time prior to their exercise. Proxies may also be revoked by a shareholder attending and voting in person at the meeting.

     The Common Stock is the only class of securities of the Company that is entitled to vote at the meeting. As of the close of business on the Record Date, the date for determining shareholders who are entitled to receive notice of and to vote at the meeting, there were 14,248,847 shares of Common Stock issued and outstanding. Each share is entitled to one vote. The presence at the meeting, in person or by proxy, of the holders of a majority of shares of Common Stock is necessary to constitute a quorum.

     The cost of soliciting proxies will be borne by the Company. Solicitation may be made personally or by mail, telephone or electronic data transfer by officers, directors and regular employees of the Company (who will not receive any additional compensation for any solicitation of proxies), as well as by the firm of Beacon Hill Partners, Inc., which has been retained by the Company to assist in the solicitation for a fee of approximately $4,000. The Company will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses for sending proxy materials to the beneficial owners of Common Stock. The mailing address of the Company's principal executive office is 1900 West Loop South, Suite 1500, Houston, Texas 77027.

                       MATTERS TO COME BEFORE THE MEETING

(1)  ELECTION OF THREE DIRECTORS

     Three directors are to be elected at the meeting. The Company's Restated Certificate of Incorporation and Bylaws both provide that the Board of Directors shall be divided into three classes as nearly equal in number as possible, with the terms of office of the classes expiring at different times. The terms of office of three directors, Gerald B. Haeckel, Michael J. Sebastian and Russell
M. Flaum, expire at the 1999 Annual Meeting. Mr. Haeckel will not stand for re-election. The proposed nominees for director for a term expiring at the 2002 Annual Meeting are Messrs. Sebastian and Flaum and Ms. Davis. The respective terms of directors expire on the dates set forth below.

DIRECTORS WHOSE TERMS                                                                                    DIRECTOR
EXPIRE AT THE 2002 ANNUAL MEETING                     PRINCIPAL OCCUPATION                      AGE       SINCE
------------------------------------  -----------------------------------------------------     ---      --------
Michael J. Sebastian................  Retired since 1995 from Cooper Industries, Inc.,          68         1991
                                      manufacturer of electrical, automotive and industrial
                                      equipment (Houston, Texas)
Russell M. Flaum....................  Executive Vice President of Illinois Tool Works, an       48         1997
                                      international manufacturer of engineered metal and
                                      plastic components (Glenview, Illinois)
Susan F. Davis......................  Vice President of Human Resources of Johnson              45         1998
                                      Controls, Inc., a global market Leader in automotive
                                      systems and building controls (Milwaukee, Wisconsin)

NOMINEES FOR ELECTION FOR TERMS
EXPIRING AT THE 2001 ANNUAL MEETING
------------------------------------
Carl E. Pfeiffer....................  Chairman Emeritus,                                        68         1966
                                      Quanex Corporation
Vincent R. Scorsone.................  Retired since 1994 from Aluminum Company of America,      63         1995
                                      a manufacturer of aluminum products (Pittsburgh,
                                      Pennsylvania)
Donald G. Barger, Jr................  Vice President and Chief Financial Officer of             55         1995
                                      Hillenbrand Industries, a manufacturer and provider
                                      of products and services for the healthcare, funeral
                                      services, and high security markets (Batesville,
                                      Indiana)
DIRECTORS WHOSE TERMS
EXPIRE AT THE 2000 ANNUAL MEETING
------------------------------------
John D. O'Connell...................  Chairman, Executive Advisory Board of GES Exposition      67         1981
                                      Services, a Viad Corp company, serving the
                                      convention/exposition industry (Houston, Texas)
Robert C. Snyder....................  Chairman of the Board,                                    64         1986
                                      Quanex Corporation
Vernon E. Oechsle...................  President and Chief Executive Officer, Quanex             56         1995
                                      Corporation

     Messrs. Sebastian and Flaum and Ms. Davis have indicated a willingness to serve if elected. If a nominee should be unable to serve or for good cause will not serve, and if any other person is nominated, the persons designated on the accompanying form of proxy will have discretionary authority to vote or refrain from voting in accordance with their judgement on such other nominee unless authority to vote on such matter is withheld. The nominees receiving a plurality of votes cast at the meeting will be elected directors. Abstentions and broker nonvotes will not be treated as a vote for or against any particular director and will not affect the outcome of the election of directors.

     Each of the above persons, except for Messrs. Snyder, O'Connell, Scorsone, Barger, Sebastian, Oechsle and Pfeiffer, has been employed in the principal occupation shown above or in a similar one with the same employer for more than five years. Mr. Snyder retired from the Company in December 1995. His position at that time was Chairman of the Board and Chief Executive Officer. Mr. Snyder remains Chairman of the Board, having served as Chairman of the Board since 1995, Chief Executive Officer from 1992 to 1995, and President from 1989 to 1995. For more than five years prior to its acquisition by GES Exposition Services in 1993, Mr. O'Connell was President and Chief Executive Officer of United Exposition Service Co., Inc. Mr. Scorsone was employed by Aluminum Company of America from 1960 until his retirement in 1994. His position prior to retirement was Executive Vice President -- Chairman's Counsel. Mr. Scorsone currently serves on the board of the Indspec Chemical Company. Mr. Barger was appointed to his present position with Hillenbrand Industries on March 16, 1998. Prior to that time, Mr. Barger was Vice President of Finance and Chief Financial Officer of Worthington Industries, Inc. since September 1993 and was employed by
B. F. Goodrich Company, manufacturer of automobile tires and related products, from 1973 to 1993. Mr. Barger currently serves on the board of Gardner Denver Machinery Inc. Mr. Sebastian retired from Cooper Industries, Inc. in 1995, and for more than five years prior to his retirement, he served as Executive Vice President. Mr. Sebastian currently serves on the boards of Cooper Cameron Corporation and Gardner Denver Machinery Inc. Mr. Oechsle joined the Company in 1993 as Executive Vice President and Chief Operating Officer and has served as President and Chief Executive Officer since January 1, 1996. Mr. Oechsle was appointed to the Board of Directors of the Company in May 1995. Prior to joining the Company, Mr. Oechsle was Executive Vice President of the Automotive Sector of AlliedSignal Inc. since December 1990. Mr. Oechsle currently serves on the boards of Walbro Corporation and Precision Castparts Corporation. Mr. Pfeiffer served as the Company's Chairman of the Board of Directors from 1989 to 1995. Each person, except for Mr. Flaum and Ms. Davis, has been previously elected a director by the shareholders of the Company. Mr. Flaum and Ms. Davis were elected directors during 1998 by the Board of Directors.

     Pursuant to the Company's Bylaws, the Board of Directors has established several committees, including an Executive Committee, an Audit and Environmental Compliance Committee, a Compensation and Management Development Committee, a Nominating and Corporate Governance Committee and a Finance and Investment Committee. During fiscal 1998, the Board of Directors met five times, and the Audit and Environmental Compliance Committee and the Compensation and Management Development Committee met three times. The Nominating and Corporate Governance Committee met two times. The Finance and Investment Committee met once and the Executive Committee did not meet. All directors attended more than 75% of the combined number of Board meetings and meetings of committees of which they are members.

     The current members of the Audit and Environmental Compliance Committee are Messrs. Barger, Pfeiffer, Flaum, Scorsone and Haeckel, who is Chairman. The Audit and Environmental Compliance Committee's responsibilities to the Board include the following:

     1) Review the accounting and financial policies and procedures of the Company, including the internal accounting control system and financial reporting processes and procedures and review any issues identified by the independent auditors and/or the internal auditing department regarding accounting and financial policies and procedures, together with their recommendations.

     2) Recommend the annual nomination of independent auditors of the Company for appointment by the Board of Directors.

     3) Review the scope and results of the Company's internal audit activity, together with the specifics of the annual audit plan. Review any accounting changes having a major impact on the obligations or financial statements of the Company, review filings made with the Securities and Exchange Commission as required, and hold such other conferences and conduct such other reviews with the independent auditors or with management as may be desired either by the Audit and Environmental Compliance Committee or the independent auditors.

     4)  Review annually the Company's risk management program.

     5) Review annually the Company's program relating to monitoring compliance with the Company's Statement of Business Policies.

     6) Review the Company's compliance with applicable laws and regulations relating to the health, safety, and the environment which may represent material financial exposure to the Company.

     The current members of the Compensation and Management Development Committee are Messrs. Barger, Flaum, Haeckel, O'Connell and Sebastian, who is Chairman. This Committee's responsibilities to the Board include the following:

     1) Review, approve and report to the Board of Directors regarding the Company's overall compensation policy, including compensation philosophy and strategy, short and long-term incentive plans and programs, stock ownership plans, and employee benefit plans.

     2) Review and report to the Board of Directors annually on the performance of the Chief Executive Officer and review with the Chief Executive Officer the performance of each of the senior executives of the Company. Senior executives include all officers of the Company and the president or senior manager of each business group.

     3) Review and approve the compensation to be paid to officers and key employees of the Company.

     4) Review and approve the establishment and administration of stock bonus plans and stock option plans for employees and non-employee directors.

     5) Serve as the appropriate committee to administer the Company's Executive Incentive Compensation Plan (EICP) and to approve the establishment of targets for such Plan and to approve all awards under such Plan.

     6) Review the structural organization of the Company and assist the Chief Executive Officer in developing recommendations for the selection of senior management personnel and their replacements and successors.

     7) Review the adequacy of the management development program/process to assure a capable cadre of personnel to support the senior managerial needs of the Company.

     The current members of the Executive Committee are Messrs. Pfeiffer, Sebastian, Oechsle, O'Connell and Snyder, who is Chairman. This committee acts on behalf of the Board between regularly scheduled meetings of the Board of Directors.

     The current members of the Nominating and Corporate Governance Committee are Messrs. Scorsone, Sebastian, Snyder and O'Connell, who is Chairman. This Committee's responsibilities to the Board include the following:

     1) Study and review with management the overall effectiveness of the organization of the Board and the conduct of its business, and make recommendations to the Board of Directors, as appropriate.

     2) Develop and maintain criteria and procedures for the identification and recruitment of candidates for election to serve as directors of the Company.

     3) Review the appropriateness and adequacy of information supplied to directors prior to and during Board of Directors meetings.

     4) Review director class each year and recommend directors for election or re-election.

     5) Review and make recommendations to the Board of Directors with respect to compensation to be paid or provided to members of the Board of Directors.

     6)  Evaluate annually the performance of the Board of Directors.

     7) Consider nominees for director recommended by shareholders of the Company, provided such recommendations are addressed to the chairman of the Committee at the Company's principal executive office and received by the chairman before November 1 of each year with respect to the annual shareholders' meeting that is held thereafter.

     The current members of the Finance and Investment Committee are Messrs. Barger, Flaum, Haeckel, Pfeiffer and Scorsone, who is Chairman. This committee's responsibilities to the Board include the following:

     1) Review, as appropriate, advise and consult with senior management concerning the general financial affairs of the Company including the capital structure of the Company, financing plans, cash flow projections, dividend policy, stock re-purchase programs, currency exchange agreement procedure, loan agreements, capital investment policy, and appropriate target rates of return.

     2) Monitor and review the establishment of investment objectives, policies, and performance criteria for the management of the Company's retirement and benefit plan assets.

     The Company's Bylaws provide that, subject to certain limitations discussed below, any shareholder entitled to vote in the election of directors generally may nominate one or more persons for election as directors at the meeting. The Company's Bylaws also provide that a shareholder must give written notice of such shareholder's intent to make such nomination or nominations, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Company not later than (i) with respect to an election to be held at an Annual Meeting of Shareholders, 90 days prior to the anniversary date of the date of the immediately preceding Annual Meeting, and (ii) with respect to an election to be held at a Special Meeting of Shareholders for the election of directors, or otherwise, the close of business on the tenth day following the date on which a written statement setting forth the date of such meeting is first mailed to shareholders provided that such statement is mailed no earlier than 120 days prior to the date of such meeting. Notwithstanding the foregoing, if an existing director is not standing for re-election to a directorship which is the subject of an election at such meeting or if a vacancy exists as to a directorship which is the subject of an election, whether as a result of resignation, death, an increase in the number of directors, or otherwise, then a shareholder may make a nomination with respect to such directorship at any time not later than the close of business on the tenth day following the date on which a written statement setting forth the fact that such directorship is to be elected and the name of the nominee proposed by the Board of Directors is first mailed to shareholders. Each notice of a nomination from a shareholder shall set forth: (a) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the shareholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (d) such other information regarding each nominee proposed by such shareholders as would be required to be included in a proxy statement filed pursuant to the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations); and (e) the consent of each nominee to serve as a director of the Company if so elected. The presiding officer of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure. Subject to the exceptions discussed above, written notice of a shareholder's intent to nominate a person for director at the 2000 Annual Meeting must be given on or before November 28, 1999.

     Directors (other than Mr. Oechsle, who is an officer of the Company) are currently paid a fee of $5,250, four times a year at regular quarterly meetings and $1,250 for attendance at each meeting of the Board. Committee Chairs receive a fee of $625 four times a year at regular quarterly meetings of committees of the Board on which they serve. Directors who serve as the Chairman of the Audit and Environmental Compliance Committee, the Compensation and Management Development Committee, the Nominating and Corporate Governance Committee and the Finance and Investment Committee receive an additional $2,000 annually for services. Travel and lodging expenses incurred by directors to attend such meetings are also paid by the Company. Non-employee directors who first became directors prior to July 1, 1997, are the beneficiaries of life insurance policies provided by the Company at a cost ranging from approximately $2,000 to $5,000 per director for fiscal 1998.

     At the Annual Meeting of Shareholders held on February 23, 1988, the shareholders approved the Quanex Corporation 1987 Non-Employee Director Stock Option Plan, which provides for the granting of options to non-employee directors to purchase up to an aggregate amount of 100,000 shares of Common Stock. The Non-Employee Director Stock Option Plan initially provided that each non-employee director of the Company as of the 1987 Annual Meeting and each future non-employee director as of his election as a director of the Company would be granted an option to purchase 10,000 shares of Common Stock at a price per share of Common Stock equal to the fair market value of the Common Stock as of the date of the grant. During 1988, the 1987 Non-Employee Director Stock Option Plan was amended to provide that the grant of options thereunder to future non-employee directors would occur on the date of the first anniversary of their election rather than upon their election. Options granted under the Non-Employee Director Stock Option Plan become exercisable in one-third increments maturing cumulatively on each of the first through third anniversaries of the date of the grant and must be exercised no later than ten years from the date of grant. Pursuant to the terms of this plan, options may no longer be granted under this plan.

     At the Annual Meeting of Shareholders held on February 22, 1990, the shareholders of the Company approved the Quanex Corporation 1989 Non-Employee Director Stock Option Plan (the "1989 Plan"), which provides for the granting to non-employee directors of options to purchase an aggregate of 210,000 shares of Common Stock. The 1989 Plan currently provides for grants of options with respect to 2,000 shares of Common Stock to all non-employee directors on each October 31 on which the director serves as a director of the Company. Options granted under the 1989 Plan may be exercised by the holder thereof in whole or in part at any time or from time to time commencing six months after the date of grant and must be exercised no later than ten years from the date of grant. On October 30, 1998, each of Messrs. Davis, Barger, Flaum, Haeckel, O'Connell, Pfeiffer, Scorsone, Sebastian and Snyder was granted an option under the 1989 Plan to purchase 2,000 shares of Common Stock with an exercise price per share of $16.876. There are currently 12,000 shares of Common Stock remaining available for option grants under this plan. No options may be granted under the 1989 Plan after December 5, 1999.

     At the Annual Meeting of Shareholders held on February 22, 1996, the shareholders of the Company approved an amendment to the Quanex Corporation Deferred Compensation Plan (the "DC Plan") that provided for (i) the addition of a Common Stock election as an option for certain participants and (ii) a 20% Company matching award for participants electing to make their deferrals in the form of Common Stock. Under the terms of the DC Plan, officers and directors may elect to defer a portion of their incentive bonuses and director fees, respectively, awarded or earned during the ensuing plan year to a Common Stock account. If a participant elects to make a deferral to a Common Stock account for a period of three full years or more, a matching award equal to 20% of the amount deferred is made by the Company to such participant's account. The number of shares of Common Stock credited to a participant's deferral and matching account is the number of full shares of Common Stock that could have been purchased with the dollar amount deferred or matched based on the closing price of the Common Stock on the New York Stock Exchange (the "NYSE") on the day that the amount deferred would have been paid had it not been deferred. Dividends and other distributions declared and paid on the Common Stock will be accrued in the participant's account based upon the number of shares of Common Stock credited to such account. No shares of Common Stock or payments in respect thereof, however, are issued or made to any participant until distribution in accordance with the DC Plan. All participant deferrals and Company matching awards are 100% vested; provided, however, that if a participant receives a benefit from the DC Plan for any reason, other than death, disability or retirement, within three years after a deferral was credited to a Common Stock account, any matching awards made by the Company with respect to the deferral that is held less than three years will be forfeited. During 1998, Messrs. Barger and Scorsone elected to defer director fees of $7,862 and $17,537, respectively, under the DC Plan in the form of Common Stock and their accounts were credited with 282 and 616 shares of Common Stock, respectively. In addition, pursuant to the terms of the DC Plan, the Company made matching awards to their respective accounts of 58 and 128 shares of Common Stock.

     At the Annual Meeting of Shareholders held on February 26, 1998, the shareholders of the Company approved the 1997 Non-Employee Director Stock Option Plan (the "1997 Plan"), which provides for the granting to non-employee directors of options to purchase an aggregate of 400,000 shares of Common Stock. The 1997 Plan currently provides for grants of options, to be determined by the Board of Directors, to all non-employee directors on each October 31 on which the director serves as a director of the Company. During 1998, Mr. Flaum was granted an option under the 1997 Plan to purchase 10,000 shares of common stock with an exercise price per share of $18.25. There are currently 390,000 shares of common stock remaining available for option grants under this plan.

     The Company also has in effect a Non-Employee Director Retirement Plan, which provides non-employee directors who have served on the Board of Directors of the Company for at least ten full years an annual payment after retirement from the Board equal to the base annual director retainer fee received by the director at the time such director ceases to serve on the Board. Under the Non-Employee Director Retirement Plan, the Company will continue to make an annual payment for a period equal to the aggregate length of time the director served on the Board of Directors as a Non-Employee Director, unless earlier terminated due to (i) the death of the director, (ii) the expiration of two years following the termination of the Non-Employee Director Retirement Plan or (iii) the director serving as a director, officer or employee of a competitor of the Company.

(2) RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors, upon recommendation of its Audit Committee, has appointed the firm of Deloitte & Touche LLP as independent auditors for the year ending October 31, 1999, subject to ratification of the shareholders at the 1999 Annual Meeting. Representatives of Deloitte & Touche are expected to attend the meeting, will be afforded an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions by shareholders.

     The affirmative vote of the holders of a majority of the shares of Common Stock present in person or by proxy at the meeting and entitled to vote thereon is necessary for ratification of the selection of Deloitte & Touche. Abstentions will not be treated as either a vote for or against ratification, but will have the same effect as a vote against ratification. Broker nonvotes are not entitled to vote and will not be counted as a vote for or against ratification.

                              FURTHER INFORMATION

PRINCIPAL SHAREHOLDERS

     The following table sets forth as of November 30, 1998, the beneficial ownership of each person who is known by the Company to be the beneficial owner of more than five percent of the Company's Common Stock. Such information is based upon information provided to the Company by such persons.

                                        AMOUNT AND
                                         NATURE OF
                                        BENEFICIAL       PERCENT
NAME AND ADDRESS                         OWNERSHIP         (%)
-------------------------------------   -----------      -------
Barrow, Hanley, MeWhinney & Strauss,
  Inc., 3232 McKinney Avenue, 15th
  Floor, Dallas, TX, 75204...........     996,200(1)       7.0

Neumeier Investment Counsel LLC,
  26435 Carmel Rancho Boulevard,
  Carmel, CA 93923...................     750,900(1)       5.3

------------

(1) Has sole investment power and shared voting power with respect to all shares owned.

     The following table sets forth as of December 31, 1998, the number and percentage of beneficial ownership of shares of Common Stock and the principal amount of the Company's 6.88% Convertible Subordinated Debentures (the "Debentures") for each current director and nominee for director of the Company, the executive officers named in the compensation table on page 14 of this Proxy Statement, and all officers and directors as a group.

                                                                               SHARES OF COMMON STOCK
                                                            SHARES OF          BENEFICIALLY OWNED(1)
                                         DEBENTURES        COMMON STOCK      --------------------------
                                        BENEFICIALLY         OWNED OF          NUMBER        PERCENTAGE
NAME                                        OWNED             RECORD         OF SHARES       OF SHARES
-------------------------------------   -------------      ------------      ----------      ----------
Donald G. Barger, Jr. ...............            0              1,000           16,666          *
James H. Davis.......................            0              2,000           56,333          *
Susan F. Davis.......................            0                  0                0          *
Russell M. Flaum.....................            0                  0                0          *
Gerald B. Haeckel....................            0             10,263           28,263          *
Robert V. Kelley, Jr. ...............            0             38,958          112,057          *
John D. O'Connell....................       12,500             10,485           25,881          *
Vernon E. Oechsle....................            0             28,712          171,078         1.2
Carl E. Pfeiffer.....................            0             17,865           26,865          *
Wayne M. Rose........................            0             11,475          104,741          *
Terry A. Schroeder...................            0              1,844           19,010          *
Vincent R. Scorsone..................      100,000              3,000           21,840          *
Michael J. Sebastian.................       75,000             19,000           30,380          *
Robert C. Snyder.....................            0             13,729          111,896          *
All officers and directors as a group
  (16 persons).......................      237,500            162,667          758,498         5.3

------------

 *  Less than 1.0%

(1) Unless otherwise indicated, directors and officers have sole voting and investment power with respect to the securities they own. The beneficial ownership of shares of Messrs. Barger, Davis, Haeckel, Kelly, O'Connell, Oechsle, Pfeiffer, Rose, Schroeder, Scorsone, Sebastian, and Snyder, and all officers and directors as a group includes 15,666, 54,333, 18,000, 73,099, 15,000, 142,366, 9,000, 93,266, 17,166, 15,666, 9,000, 98,167 and 588,294
    shares, respectively, that may be acquired through exercise of stock options. The beneficial ownership of shares of Messrs. O'Connell, Scorsone, and Sebastian, and all officers and directors as a group includes 396, 3,174, 2,380 and 7,537 shares, respectively, that may be acquired through conversion of the Debentures held by them. The beneficial ownership of shares does not include 1,224, 38,888, 31,220, 13,401, 3,223 and 93,653 shares of Common Stock that have been credited under the DC Plan to the accounts of Messrs. Barger, Davis, Oechsle, Rose, Scorsone and all officers and directors as a group, respectively, in connection with deferral of director fees and bonuses and related Company matching contributions under the DC Plan. See "Election of Three Directors" and footnotes 1 and 3 to the Summary Compensation Table.

EXECUTIVE OFFICERS

     Set forth below is certain information concerning the executive officers of the Company, each of whom serves at the pleasure of the Board of Directors. There is no family relationship between any of these individuals or any of the Company's directors.

NAME AND AGE                           OFFICE AND LENGTH OF SERVICE
-------------------------------------  ---------------------------------------------------------
Vernon E. Oechsle; 56................  Chief Executive Officer since January 1996 and President since 1995 and Chief Operating Officer from 1993 to
                                         1995
James H. Davis; 63...................  Executive Vice President and Chief Operating Officer
                                         since 1995
Wayne M. Rose; 52....................  President of Engineered Products Group since December
                                         1998, Vice President of Finance and Corporate
                                         Development and Chief Financial Officer since February
                                         1997 and Vice President and Chief Financial Officer
                                         since 1987
Paul J. Giddens; 54..................  Vice President of Human Resources since 1998
Robert V. Kelly, Jr.; 60.............  Vice President since 1979 (also Group President since
                                         1982)
Viren M. Parikh; 56..................  Controller since 1993
*Terry A. Schroeder; 50..............  President of Nichols Aluminum since August 1996

------------

* Although Mr. Schroeder is not an executive officer of the Company, he performs a policymaking function for the Company in his capacity as the President of the Company's Nichols Aluminum Division. Accordingly, for purposes of this Proxy Statement, he is considered to be an executive officer of the Company.

     Mr. Kelly has been principally employed in the position shown above for more than five years. Mr. Oechsle was named President and Chief Executive Officer on January 1, 1996 and prior to that time, was President since 1995 and Chief Operating Officer of the Company since 1993. Prior to that time, Mr. Oechsle was Executive Vice President of the Automotive Sector of Allied Signal since December 1990 and Group Vice President of Dana Corporation since January 1985. Mr. Davis was named Executive Vice President and Chief Operating Officer on January 1, 1996 and prior to that time, was Executive Vice President, Manufacturing Operations of the Company since September 16, 1995. Prior to that time, Mr. Davis was President and Chief Executive Officer of Horsehead Resources Development Company, Inc. since 1990 and Senior Vice President of Horsehead Industries since 1984. Mr. Rose was named Vice President of Finance and Corporate Development and Chief Financial Officer in February 1997 and prior to that was Vice President and Chief Financial Officer since 1987. Mr. Giddens was named Vice President of Human Resources on September 1, 1998 and prior to that time was Corporate Director of Human Resources for Barnes Group, Inc. since June 1997 and Vice President of Human Resources for York & Associates, Inc. since October 1996. Prior to that time, Mr. Giddens was Corporate Director of Human Resources for Georgia Pacific Corporation since July 1992 and Manager of Human Resources & Organizational Development for General Electric Company since April 1985. Mr. Parikh has been with the Company for more than five years and from November 1, 1983, served as Tube Group Controller until April 1, 1993 when he was named Controller. Mr. Schroeder was named President of Nichols Aluminum on August 19, 1996. Prior to that time, Mr. Schroeder served as President and General Manager of Borg Warner Automotive's Controls Group business since 1993 and as Vice President -- General Manager for the Commercial Industrial Division of ITT Cannon since 1988.

                               QUANEX CORPORATION
            COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE REPORT
                                TO SHAREHOLDERS
                           ON EXECUTIVE COMPENSATION

                     FOR FISCAL YEAR ENDED OCTOBER 31, 1998

COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE REPORT

     The Compensation and Management Development Committee (the "Committee") of your Board of Directors is pleased to present its annual report which is intended to update shareholders on the results of the executive compensation program. This report summarizes the responsibilities of the Committee, the compensation policy and objectives that guide the development and administration of the executive compensation program, each component of the program, and the basis on which the compensation for the Chief Executive Officer, corporate officers and other key executives was determined for the fiscal year ended October 31, 1998.

     During the fiscal year ended October 31, 1998, the Committee was comprised of the following Board Members, all of whom were non-employee directors of the
Company: Michael J. Sebastian, Chair, John D. O'Connell, Gerald B. Haeckel, Russell M. Flaum, and Donald G. Barger, Jr. The Committee's responsibilities are to oversee the development and administration of the total compensation and benefits programs for corporate officers and key executives, and administer the executive annual incentive and stock incentive plans. In addition to these duties, the Committee also oversees the senior management selection, development and succession processes for the Company. During the fiscal year, the Committee met three times.

EXECUTIVE COMPENSATION PHILOSOPHY

     The objective of the executive compensation program is to create financial incentive for corporate officers and key executives to achieve performance plans by offering them the opportunity to earn above average compensation when the Company achieves above average results. To achieve this objective, the Company emphasizes variable incentive pay. The executive compensation program includes base salary, annual cash incentive compensation, longer term stock based grants and awards, and executive benefits.

     On an annual basis the Committee, in conjunction with executive management, assesses the effectiveness of the overall program and compares the compensation levels of its executives and the performance of the Company to the compensation received by executives and the performance of similar companies. The primary market comparisons are made to a broad group of manufacturing companies, adjusted for size and job responsibilities. This group is broader than the peer companies included in the Relative Market Performance graph presented elsewhere in this proxy and is used because it is more representative of the market in which the Company competes for executive talent and provides a consistent and stable market reference from year to year. As a secondary validation, however, the pay levels of the peer companies are compared against the broad manufacturing group and have been found to be comparable. Data sources include national survey databases, proxy disclosures, and general trend data which are updated annually.

     Variable incentives, both annual and longer term, are important components of the program and are used to link pay and performance results. Longer term incentives are designed to create a heavy emphasis on the increase in shareholder value as measured by share price appreciation and dividends. The annual incentive plans measure a combination of corporate and group profitability using return on equity, return on investment, and cash flow. Executives with Company-wide responsibilities are measured on overall Company results. Executives with specific business unit responsibilities are measured on both Company-wide and their business unit results. Variable incentive awards and performance standards are calibrated such that total compensation will generally approximate the market 75th percentile when Company performance results are at the 75th percentile.

     Section 162(m) of the Internal Revenue Code of 1986, as amended, currently imposes a $1 million limitation on the deductibility of certain compensation paid to the Company's five highest paid executives. Excluded from the limitation is compensation that is "performance based." For compensation to be performance based, it must meet certain criteria, including being based on predetermined objective standards approved by shareholders. In general, the Company believes that compensation relating to options granted under its current employee stock option plans should be excluded from the $1 million limitation. Compensation relating to the Company's restricted stock and incentive compensation awards do not currently qualify for exclusion from limitation, given the discretion that is provided to the Committee under the Company's plans in establishing the performance goals for such awards. The Committee believes that maintaining the discretion to evaluate the performance of the Company's management is an important part of its responsibilities and results in increased benefit to the Company's shareholders. Incentive awards for fiscal 1998 were determined solely on the predetermined quantitative performance standards. The Committee, however, will continue to take into account the potential application of Section 162(m) with respect to incentive compensation awards and other compensation decisions made by it in the future.

     The following is a discussion of each of the principal components of the total executive compensation program. There have been no major changes in the executive compensation program during the 1998 fiscal year.

BASE SALARY

     The base salary program targets the median of the primary comparison group. Each executive is reviewed individually on an annual basis. Salary adjustments are based on the individual's experience and background, performance during the prior year, the general movement of salaries in the marketplace, and the Company's financial position. Due to these factors, an executive's base salary may be above or below the median at any point in time. Overall, the base salaries of the corporate officers and key executives approximate the market median.

ANNUAL INCENTIVE COMPENSATION

     The Committee administers the Executive Incentive Compensation Plan ("EICP") for corporate officers and selected key executives. The goal of the EICP is to reward participants in proportion to the performance of the Company and/or the business unit for which they have direct responsibility.

     The EICP relies primarily on predetermined, objective performance measures. For officers with corporate responsibilities, the performance measure includes the ratio of cash flow to revenues, return on common equity, and return on investment. For group and subsidiary executives, the performance measures include the business unit ratio of cash flows to revenues and business unit return on controllable investment.

     Based primarily on objective standards established at the beginning of the fiscal year, awards are calibrated at the 75th percentile if the Company achieves 75th percentile performance results. For fiscal 1998, the performance results and incentive awards were consistent with this strategy.

LONG TERM STOCK BASED COMPENSATION

     The goal of the Company's long term stock based incentive programs is to directly link a significant portion of the executive's compensation to the enhancement of shareholder value. In addition, longer term incentives encourage management to focus on the longer term development and prosperity of the Company, in addition to annual operating profits. The Company encourages its top management group to own and maintain significant stock holdings.

     The Company annually grants stock options to its key executives based on competitive multiples of base salary. Senior executives typically receive a higher multiple and, as a result, have a greater portion of their total compensation linked to increases in shareholder value. In determining the appropriate grant multiples, the Company compares itself to publicly traded companies of comparable size for whom stock is a significant part of total compensation. The ultimate value of any stock option is based solely on the increase in value of the shares over the grant price. Options have historically been granted at fair market value on the date of grant, have a term of ten years, and vest over a three year period. During fiscal 1998 the Committee granted options to purchase shares of common stock to executive officers of the Company consistent with this policy.

     Beginning in fiscal 1996, officers may defer receipt of all or a portion of their EICP bonus into a cash account or Company Common Stock account under the DC Plan. To encourage stock ownership, if stock is elected, the participant receives a 20% premium if the stock is held at least three years.

EXECUTIVE BENEFITS

     The Company believes that it is critical in attracting and retaining top caliber executives to provide comprehensive benefits that address the unique circumstances of executives. In particular, limitations imposed on the benefits payable from qualified welfare and retirement plans give rise to the need for supplemental non-qualified plans to replace the benefits lost due to these limitations and provide a mechanism for recruiting and retaining long service executives. The Company provides corporate officers with supplemental retirement and life insurance benefits.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     The Chief Executive Officer, Mr. Oechsle, participates in the executive compensation program described in this report.

     In June 1998, Mr. Oechsle's salary was increased from $475,000 to $500,000. This increase was based on market comparisons to the primary comparison group and an assessment of Mr. Oechsle's positive job performance in assuming responsibility for guiding the operation and strategic direction for the Company.

     For fiscal 1998, Mr. Oechsle received an annual incentive award of $440,883 based primarily on the objective performance measures set out in the EICP. Mr. Oechsle elected to defer receipt of 25% of his incentive award into his Common Stock account under the DC Plan. In accordance with the DC Plan, Mr. Oechsle received a Company matching award equal to 20% of the shares credited, if they are held for at least three years.

     In fiscal 1998, Mr. Oechsle received 70,000 stock options with an option price of $20.75 (fair market value on the date of grant).

Respectfully Submitted,

                                Compensation and Management Development
                                 Committee
                                Michael J. Sebastian, Chair
                                Donald G. Barger, Jr.
                                Gerald B. Haeckel
                                John D. O'Connell
                                Russell M. Flaum

     The following table sets forth information concerning the cash compensation and additional incentive compensation paid by the Company to the Chief Executive Officer and to each of the Company's four most highly compensated executive officers for each of the last three fiscal years.

                           SUMMARY COMPENSATION TABLE

                                                                                                LONG TERM COMPENSATION
                                                                                          ----------------------------------

                                                         ANNUAL COMPENSATION                      AWARDS             PAYOUTS
                                               ---------------------------------------    -----------------------    -------
                                                                             (E)              (F)
                                                                            OTHER         RESTRICTED                   (H)
      (A)                                        (C)         (D)           ANNUAL            STOCK         (G)        LTIP
NAME AND PRINCIPAL                     (B)      SALARY     BONUS(1)    COMPENSATION(2)     AWARD(S)      OPTIONS/    PAYOUTS
POSITION                               YEAR      ($)         ($)             ($)              ($)        SARS(#)       ($)
-------------------------------------  ----    --------    --------    ---------------    -----------    --------    -------
Vernon E. Oechsle,                     1998     485,428    440,883          92,238                0       70,000        0
  President and Chief Executive        1997     460,420    398,076          69,272                0       40,000        0
  Officer                              1996     392,506    398,791          27,640                0       59,000        0

James H. Davis,(4)                     1998     317,840    266,095          14,405                0       37,000        0
  Executive Vice President and Chief   1997     305,000    244,854          16,893                0       22,000        0
  Operating Officer                    1996     276,676    263,663          12,272                0       33,000        0

Wayne M. Rose,                         1998     240,003    183,960           8,595                0       22,000        0
  Vice President and Chief             1997     223,333    165,512          11,154                0       13,500        0
  Financial Officer and                1996     209,167    184,004           9,993                0       19,000        0
  Engineered Products Group President

Robert V. Kelly, Jr.,                  1998     235,333    240,385           5,807                0       22,000        0
  Vice President and MacSteel          1997     221,167    201,925           5,468                0       13,000        0
  President                            1996     210,000    159,915           5,186                0       19,000        0

Terry A. Schroeder(5)                  1998     214,036     61,032               0                0       20,000        0
  Nichols Aluminum President           1997     205,962     60,000               0                0       11,500        0
                                       1996      39,423          0               0                0       20,000        0


                                             (I)
      (A)                                ALL OTHER
NAME AND PRINCIPAL                     COMPENSATION(3)
POSITION                                     ($)
-------------------------------------  ---------------
Vernon E. Oechsle,                          26,003
  President and Chief Executive             35,846
  Officer                                   83,508

James H. Davis,(4)                          57,019
  Executive Vice President and Chief        52,971
  Operating Officer                         56,483

Wayne M. Rose,                              22,396
  Vice President and Chief                  20,510
  Financial Officer and                     22,150
  Engineered Products Group President

Robert V. Kelly, Jr.,                        3,116
  Vice President and MacSteel                3,777
  President                                  3,750

Terry A. Schroeder(5)                       12,500
  Nichols Aluminum President                26,050
                                                 0

------------

(1) Annual bonus compensation amounts are earned and accrued during the fiscal years indicated and paid in the following year. The bonus amounts for fiscal year 1998 also include the dollar value of the portion of the bonuses deferred by each of Messrs. Oechsle, Davis and Rose, which have been credited to a Common Stock account under the Company's DC Plan. Under the terms of the DC Plan, participants may elect to defer a portion of their incentive bonus to a Common Stock account. If a participant elects to defer a portion of his bonus to a Common Stock account for a period of three full years or more, a matching award equal to 20% of the amount deferred is made by the Company to such participant's account. The number of shares of Common Stock credited to each participant's deferral and matching account is the number of full shares of Common Stock that could have been purchased with the dollar amount deferred and matched based upon the closing price of the Common Stock on the NYSE on the day that the bonus would have been paid had it not been deferred. No shares of Common Stock or payments in respect thereof, however, are issued or made to any participant until distribution in accordance with the DC Plan. All participant deferrals and Company matching awards are 100% vested; provided, however, that if a participant receives a benefit from the DC Plan for any reason, other than death, disability or retirement, within three years after a deferral was credited to a Common Stock account, any matching awards made by the Company with respect to the deferral that is held less than three years will be forfeited. In fiscal year 1998, the dollar value of the bonuses deferred under the DC Plan to a Common Stock account by Messrs. Oechsle, Davis and Rose were $110,221, $266,095 and $91,980, respectively. Such amounts, if not deferred, would have been payable to each of such officers on December 9, 1998. Based upon the closing price of the Common Stock on the NYSE on such date, of $18.6875 per share, 5,898, 14,239 and 4,922 shares of Common Stock were credited under the DC Plan to the accounts of Messrs. Oechsle, Davis and Rose, respectively.

(2) Represents amounts reimbursed during the fiscal year for the payment of taxes as well as perquisites and other personal benefits which totaled or exceeded the lesser of $50,000 or 10% of the total annual salary and bonus for each named officer. For individuals above whose perquisites and other personal benefits met this threshold for any one year, these amounts were included in all years presented for comparability. Of the perquisites and other personal benefits reported in "Other Annual Compensation" above, Mr. Oechsle received financial planning services of $25,793, which exceeded 25% of his total perquisites and other personal benefits in 1998.

                                         (FOOTNOTES CONTINUED ON FOLLOWING PAGE)

(3) Includes matching contributions made by the Company to defined contribution plans for each of the fiscal years indicated. The amounts shown also include the dollar value of the number of shares of Common Stock credited by the Company to the accounts of each participant in the DC Plan who elected to defer a portion of their bonus in the form of Common Stock. For fiscal year 1998, the number of shares of Common Stock credited by the Company as matching contributions under the DC Plan to the accounts of Messrs. Oechsle, Davis and Rose were 1,180, 2,848 and 985 shares, respectively. Based on the closing price of the Common Stock on the NYSE on December 9, 1998, of $18.6875 per share, the dollar value of the number of shares of Common Stock credited by the Company in fiscal year 1998 to the accounts of Messrs. Oechsle, Davis and Rose were $22,044, $53,219 and $18,396, respectively. Based on the closing price of the Common Stock on the NYSE on December 11, 1997, of $28.6875 per share, the dollar value of the number of shares of Common Stock credited by the Company in fiscal year 1997 to the accounts of Messrs. Oechsle, Davis and Rose were $31,846, $48,971 and $16,551, respectively. Based on the closing price of the Common Stock on the NYSE on December 12, 1996, of $27.375 per share, the dollar value of the number of shares Common Stock credited by the Company in fiscal year 1996 to the accounts of Messrs. Oechsle, Davis and Rose were $79,758, $52,733 and $18,400, respectively. Additionally, the amounts shown for Mr. Schroeder for fiscal 1998 include moving expense reimbursements.

(4) Joined the Company in September 1995 as Executive Vice President, Manufacturing Operations and was promoted to Executive Vice President and Chief Operating Officer, effective January 1, 1996.

(5) Joined the Company in August 1996 as President of Nichols Aluminum. Although Mr. Schroeder is not an executive officer of the company, he performs a policy making function for the Company as the President of the Company's Nichols Aluminum Division. Accordingly, for purposes of this Proxy Statement, he is considered to be an executive officer of the Company.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                      INDIVIDUAL GRANTS
---------------------------------------------------------------------------------------------     GRANT DATE
                                                          (C)                                       VALUE
                                                      % OF TOTAL                                 ------------
                                                       OPTIONS/
                                           (B)           SARS           (D)                          (F)
                                         OPTIONS/     GRANTED TO      EXERCISE                      GRANT
                                           SARS        EMPLOYEES      OR BASE         (E)            DATE
                 (A)                    GRANTED(1)     IN FISCAL       PRICE       EXPIRATION      PRESENT
NAME                                       (#)          YEAR(%)      ($/SHARE)        DATE       VALUE ($)(2)
-------------------------------------   ----------    -----------    ----------    ----------    ------------
Vernon E. Oechsle....................     70,000          26.5        $  20.750      10-21-08      $375,200
James H. Davis.......................     37,000          14.0           20.750      10-21-08       198,320
Wayne M. Rose........................     22,000           8.3           20.750      10-21-08       117,920
Robert V. Kelly, Jr..................     22,000           8.3           20.750      10-21-08       117,920
Terry A. Schroeder...................     20,000           7.6           20.750      10-21-08       107,200

------------

(1) All stock options granted in fiscal 1998 become exercisable in 33 1/3% increments maturing cumulatively on each of the first through third anniversaries of the date of grant and must be exercised no later than ten years from the date of grant.

(2) Calculated using the Black-Scholes option pricing model. The calculation assumes volatility of 31.57%, a risk free interest rate of 4.49%, an annual dividend yield of 3.0%, a 5-year weighted average expected option life, and option grants at $20.75 per share. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised. There is no assurance the value realized by an executive will be at or near the value estimated by the Black-Scholes model.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

                                                                                                    (E)
                                                                                 (D)             VALUE OF
                                                                              NUMBER OF         UNEXERCISED
                                                                             UNEXERCISED       IN-THE-MONEY
                                                                            OPTIONS/SARS       OPTIONS/SARS
                                              (B)              (C)          AT FY-END (#)      AT FY-END ($)
                 (A)                    SHARES ACQUIRED       VALUE         EXERCISABLE/       EXERCISABLE/
NAME                                    ON EXERCISE (#)    REALIZED ($)     UNEXERCISABLE      UNEXERCISABLE
-------------------------------------   ---------------    ------------    ---------------    ---------------
Vernon E. Oechsle....................         - 0 -             - 0 -      142,366/116,334          0/0
James H. Davis.......................         - 0 -             - 0 -        54,333/62,667          0/0
Wayne M. Rose........................         - 0 -             - 0 -        93,266/37,334          0/0
Robert V. Kelly, Jr..................        20,000           285,000        73,099/37,001          0/0
Terry A. Schroeder...................         - 0 -             - 0 -        17,166/34,334          0/0

                  ANNUAL RETIREMENT BENEFIT EXAMPLES AT AGE 65

                                                                                      YEARS OF SERVICE
                                                                        --------------------------------------------
REMUNERATION                                                                 15         20         25       30 OR OVER
---------------                                                         ---------  ---------  ---------   ----------
$125,000..............................................................  $  51,563  $  68,750  $  85,938    $100,000
$150,000..............................................................     61,875     82,500    103,125     120,000
$175,000..............................................................     72,188     96,250    120,313     140,000
$200,000..............................................................     82,500    110,000    137,500     160,000
$225,000..............................................................     92,813    123,750    154,688     180,000
$250,000..............................................................    103,125    137,500    171,875     200,000
$300,000..............................................................    123,750    165,000    206,250     240,000
$350,000..............................................................    144,375    192,500    240,625     280,000
$400,000..............................................................    165,000    220,000    275,000     320,000
$450,000..............................................................    185,625    247,500    309,375     360,000
$500,000..............................................................    206,250    275,000    343,750     400,000
$550,000..............................................................    226,875    302,500    378,125     440,000
$600,000..............................................................    247,500    330,000    412,500     480,000
$650,000..............................................................    268,125    357,500    446,875     520,000
$700,000..............................................................    288,750    385,000    481,250     560,000
$750,000..............................................................    309,375    412,500    515,625     600,000
$800,000..............................................................    330,000    440,000    550,000     640,000
$850,000..............................................................    350,625    467,500    584,375     680,000
$900,000..............................................................    371,250    495,000    618,750     720,000

     The above retirement benefit examples are subject to deduction for benefits under Social Security. Benefits provided under the Company's pension plans are determined on a life annuity basis but optional forms of benefits are available. Compensation used for the Company's pension plans is essentially the individual's cash compensation plus deferrals under the 401(k) Savings Plan and is that compensation shown as "Salary" and "Bonus" in the Summary
Compensation Table. The Company's Salaried Employees' Pension Plan uses an average of the five highest consecutive calendar years compensation and the Company's Supplemental Benefit Plan uses an average of the highest 36 consecutive months of compensation.

     As of November 1, 1998, the individuals named in the Summary Compensation Table had the following years of service under the Company's pension plans: Mr. Oechsle -- 4; Mr. Davis -- 3, Mr. Rose -- 15; Mr. Kelly, Jr. -- 21.

CHANGE IN CONTROL ARRANGEMENTS

     The Company has entered into severance compensation agreements with all of its executive officers. The form of agreement provides that in the event of a "change in control" of the Company, the executive agrees to remain in the employ of the Company for a period of at least three years. A "change in control" is defined as (i) a change in control which is required to be reported pursuant to the rules and regulations under the Securities Exchange Act of 1934,
(ii) an acquisition of securities resulting in an individual or entity or group thereof becoming, directly or indirectly, the beneficial owner of 20% or more of the Company's outstanding voting stock or (iii) a change in a majority for the members of the Board of Directors within three years after any tender offer for the voting securities of the Company, a contested election for the directors of the Company or a merger or sale of substantially all the assets of the Company. The agreement contemplates that upon a change in control, the executive will continue to receive substantially the same compensation and benefits from the Company (or its successor) that he received before the change. If during the three year period following a change in control the executive's employment is terminated by the Company (or its successor) other than for "cause" or "disability" (as defined in the agreement) or with the consent of the Board of Directors, the executive will be entitled to a payment equal to 2.99 times the executive's average annual taxable compensation from the Company during the last five taxable years. Such payment is to be payable in cash or a combination of cash, health insurance, life insurance and pension benefits, as elected by the executive.

RELATIVE MARKET PERFORMANCE PRESENTATION

     The following graph compares the Company's cumulative total stockholder return for the last five years with the cumulative total return for the Standard & Poor's 500 composite Stock Index (the "S&P 500") and the Company's industry peer group. The Company compiled a new peer group for fiscal 1998. This new peer group was selected as a result of the changing business due to acquisitions and divestitures that the Company operates in, as well as acquisitions within the "Old Peer Group"which made information unobtainable or incomparable for some of the previous participants. The "New Peer Group"is comprised of: Birmingham Steel Corp., Carpenter Technology, Century Aluminum Co., Commonwealth Industries Inc., Kaiser Aluminum Corp., Keystone Cons. Industries Inc., Laclede Steel Co., Mascotech Inc., NS Group Inc., Oregon Steel Mills Inc., Roanoke Electric Steel Corp., Timken Co., and Worthington Industries. The "Old Peer Group"was comprised of: ACX Technologies Inc., Alumax Inc. (acquired March 1998), Birmingham Steel Corp, Carpenter Technology, CasTech Aluminum Group Inc.(acquired by Commonwealth Aluminum Corp. in September 1996), Chaparral Steel Company (acquired December 1997), Commonwealth Aluminum Corp, Inland Steel Industries Inc., Keystone Consolidated Industries Inc., Laclede Steel Co., NS Group Inc., Republic Engineered Steels Inc. (acquired July 1998), Roanoke Electric Steel Corp., Timken Co., Webco Industries Inc., and Worthington Industries. The graph below compares the Company to both the old and new peer groups.

                           [INSERT PERFORMANCE GRAPH]

OTHER MATTERS AND SHAREHOLDER PROPOSALS

     At the date of this proxy statement, management is not aware of any matters to be presented for action at the meeting other than those described above. However, if any other matters should come before the meeting, it is the intention of the persons named as proxies in the accompanying proxy card to vote in accordance with their judgement on such matters. Any proposals of shareholders to be presented at the Annual Meeting to be held in 2000 that are eligible for inclusion in the Company's proxy statement for the meeting under applicable rules of the Securities and Exchange Commission must be received by the Company no later than September 24, 1999.

     The Company's Bylaws provide that, for business to be properly brought before an Annual Meeting by a shareholder, the shareholder must have given timely notice thereof in writing to the Secretary of the Company. To be timely, a shareholder's notice must be delivered to or mailed and received at the principal executive offices of the Company, not less than 60 days (which for the 2000 meeting would be December 24, 1999) nor more than 180 days (which for the 2000 meeting would be August 24, 1999) prior to the anniversary date of the immediately preceding Annual Meeting; provided, however, that in the event that the date of the Annual Meeting is more than 45 days (which for the 2000 meeting would be April 14, 2000) later than the anniversary date of the immediately preceding Annual Meeting, notice by the shareholder to be timely must be received not later than the close of business on the tenth day following the earlier of the date on which a written statement setting forth the date of the Annual Meeting was mailed to shareholders or the date on which it is first disclosed to the public. A shareholder's notice to the Secretary must set forth with respect to each matter the shareholder proposes to bring before the Annual Meeting (a) a brief description of the business desired to be brought before the Annual meeting, (b) the name and address, as they appear on the Company's books, of the shareholder making such proposal, (c) the class and number of shares of the Company which are beneficially owned by the shareholder and (d) any material interest of the shareholder in such business. In addition, if the shareholder's ownership of shares of the Company, as set forth in the notice is solely beneficial, documentary evidence of such ownership must accompany the notice.

Houston, Texas
January 22, 1999

PROXY                         QUANEX CORPORATION

                     PROXY SOLICITED BY BOARD OF DIRECTORS

IF NO SPECIFICATION IS MADE, PROXIES WILL VOTE FOR THE ELECTION OF THE NOMINEES NAMED ON THE REVERSE SIDE OR ANY SUBSTITUTE FOR THEM AND FOR ITEM 2, AS RECOMMENDED BY THE BOARD OF DIRECTORS.

      The undersigned shareholder(s) of Quanex Corporation hereby appoints Carl
E. Pfeiffer and Vince R. Scorsone, and either of them, proxies of the undersigned with power of substitution to vote, as designated on the reverse side of this card, all shares which the undersigned would be entitled to vote at the Annual Meeting of Shareholders to be held at the offices of Fulbright & Jaworski L.L.P., 1301 McKinney, 51st Floor, Houston, Texas, on February 24, 1999, at 5:00 pm., C.S.T., or at any adjournment or ajournments thereof, on the matters described in the enclosed Proxy Statement dated January 22, 1999.

                 (CONTINUED AND TO BE SIGNED ON THE OTHER SIDE)

                       ANNUAL MEETING OF SHAREHOLDERS OF

                               QUANEX CORPORATION

                               February 24, 1999

                         ------------------------------
                         |  PROXY VOTING INSTRUCTIONS |
                         ------------------------------

TO VOTE BY MAIL
---------------
Please mark, date, sign and mail your proxy card in the envelope provided as soon as possible.

TO VOTE BY TELEPHONE (TOUCH-TONE PHONE ONLY)
--------------------------------------------
Please call toll-free 1-800-PROXIES and follow the instructions. Have your control number and the proxy card available when you call.


                                             ------------------
YOUR CONTROL NUMBER IS ----------->          |                |
                                             ------------------

                Please Detach and Mail in the Envelope Provided

A[X] Please mark your votes
     as in this example

                 FOR ALL
                NOMIMNEES        WITHHOLD AUTHORITY
              LISTED OR ANY       TO VOTE FOR ALL
               SUBSTITUTES        NOMINEES LISTED

Item 1. To elect   [ ]                 [ ]        Nominees: Michael J. Sebastian
        three                                               Russell M. Flaum
        directors                                           Susan F. Davis
        to serve until Annual Meeting of
        Shareholders in 2002;

INSTRUCTIONS: To withhold authority to vote for
              any nominee strike a line through
              his/her name.


                                                  FOR       AGAINST     ABSTAIN
Item 2.  To consider and act upon a proposal      [ ]         [ ]         [ ]
         to ratify the appointment of Deloitte
         & Touche LLP as independent
         auditors for the fiscal year ending
         October 31, 1998; and

Item 3. To transact such other business as may properly come before the meeting or any adjournment or adjournments therof.

         The signer hereby revokes all proxies heretofore given by the signer to vote on said meeting or any adjournment(s) thereof.

         PLEASE VOTE PROMPTLY
         --------------------
                                                                 WILL ATTEND
Signature(s)____________________________ Dated:____________1999  MEETING  [ ]
NOTE: Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as it appears hereon. When signing as joint tenants, all parties in the joint tenancy must sign.